INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CNA Financial Corporation on Form S-8, filed on or about August 4, 1999, of our reports, dated February 10, 1999, appearing in the Annual Report on Form 10-K of CNA Financial Corporation for the year ended December 31, 1998.



Deloitte & Touche LLP
Chicago, Illinois
August 4, 1999